UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): January 16, 2009

GLOBAL ROAMING DISTRIBUTION, INC.
(Exact name of small business issuer as specified in its charter)

Florida	333-70868	65-1129569
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2081Biscayne Blvd, Suite 101
Miami, FL  33180
(Address of Principal Executive Office) (Zip Code)

(305) 249-3121
(Issuer’s telephone number, including area code)

Copies to:
Richard Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on January 16, 2009,  Yakov Seroussi, Pat Phelan and Jenny Callicott resigned from their respective positions as  members of the Registrant’s Board of Directors and as an officers and employees of the Registrant.

Mr. Phelan’s resignation follows the previously announced rescission of the Company’s acquisition of 2,000,000 shares of common stock of Cubic Telecom, a mobile telephone provider organized under the laws of Ireland.  Mr. Phelan is a co-founder and Chief Executive of Cubic Telecom.   The Company has also ceased all business operations due to a lack of sufficient operating capital.

Mr. Thaler will remain on the board temporarily and has assumed the position of Acting President.  Mr. Thaler intends to seek a new board member(s) to explore other opportunities to provide some value to the shareholders.  The Board has positioned the Company as a shell company to be used s as a vehicle for the acquisition of an operating business. The Company does not have any specific merger, stock exchange, asset acquisition, reorganization or other business combination under consideration or contemplation and has not, contacted any potential target business or had any discussions, formal or otherwise, with respect to such a transaction.

Item 9.01 Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Roaming Distribution, Inc.

Dated: January 23, 2009	By:	/s/ Michael Thaler
Name: Michael Thaler
Title: Acting President